Exhibit 10.14

ACM RESEARCH, INC.

Executive Retention Agreement

THIS AGREEMENT is entered into between ACM Research, Inc. and its subsidiary ACM Research (Shanghai), Inc. (each a “Company,” and together the “Companies”) and Min Xu (the “Executive”) as of November 14, 2016.

As an inducement for and in consideration of the Executive accepting employment with the Companies effective as of the date hereof, the Companies agree that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with one or both of the Companies is terminated under the circumstances described below.

1. Key Definitions.

As used herein, the following terms shall have the meanings set forth below:

1.1. “Cause” means:

(a)	any willful violation by the Executive of any material law or regulation applicable to either of the Companies or the business of either of the Companies;

(b)	any conviction of the Executive for, or guilty plea of the Executive to, any felony or any crime involving moral turpitude, or any perpetration by the Executive of a common law fraud;

(c)	the commission by the Executive of a material act of dishonesty that involves personal profit in connection with either of the Companies (or any successor, subsidiary, parent or affiliate) or any other entity having a material business relationship with either of the Companies; or

(d)	the Executive’s willful and continued failure to substantially perform his reasonable assigned duties as an officer of either of the Companies (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within twenty days after a written demand for substantial performance is received by the Executive from the Board of Directors of such Company that specifically identifies the manner in which such Board believes the Executive has not substantially performed the Executive’s duties.

Any determination of Cause with respect to the Executive’s employment with one of the Companies shall be deemed to constitute Cause with respect to his employment with both companies.

1.2. “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with ACM U.S. for 180 consecutive calendar days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by ACM U.S. or its insurers and acceptable to the Executive or the Executive’s legal representative.

1.3. “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (e) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Termination Date specified in the Notice of Termination (each as defined in Section 2.1(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by ACM U.S. shall only apply to the first Notice of Termination for Good Reason given by the Executive):

(a)	the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position, authority or responsibilities with either of the Companies (including status, offices, titles and reporting requirements), or any other action or omission by either of the Companies that results in a material diminution in such position, authority or responsibilities;

(b)	a material reduction in the Executive’s annual base salary as in effect from time to time;

(c)	the failure of the Companies to obtain the agreement from any successor to either of the Companies to assume and agree to perform this Agreement, as required by Section 5.1;

(d)	any failure of the Companies to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under any then-existing medical, dental or vision plan within seven days of the date such compensation or benefits are due; or

(e)	any other material breach by the Companies of any of their material obligations under this Agreement or any other employment-related agreement with the Executive.

1.4. “Term” means the period commencing as of the date hereof and continuing in effect through December 31, 2019, provided that commencing on January 1, 2018 and each January 1 thereafter, the Term shall be automatically extended for one additional year unless, not later than ninety days prior to the scheduled expiration of the Term (or any extension thereof), ACM U.S. shall have given the Executive written notice that the Term will not be extended.

1.5. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall expire upon the earlier to occur of (a) the expiration of the Term and (b) the fulfillment by the Companies of all of their obligations under Section 3 if the Executive’s employment with the Companies terminates prior to the expiration of the Term.

2. Termination.

2.1. Termination of Employment.

(a) Any termination of the Executive’s employment by either of the Companies (other than as set forth in Section 2.3) or by the Executive (other than due to the death of the Executive) shall be communicated by a written notice to the other parties hereto (a “Notice of Termination”) given in accordance with Section 6.5. Any Notice of Termination shall:

(i)	indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice,

(ii)	to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and

(iii)	specify the effective date of an employment termination (the “Termination Date”), which shall be the close of business on the date specified in the Notice of

Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be.

The failure by the Executive or the Companies to set forth in a Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Companies, respectively, hereunder or preclude the Executive or the Companies, respectively, from asserting any such fact or circumstance in enforcing the rights hereunder.

(b) In the event the Companies fail to satisfy the requirements of Section 2.1(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

2.2. Procedure Regarding Termination for Cause.

(a) Any Notice of Termination for Cause given by either of the Companies must be given within ninety days of the occurrence of the event or circumstance that constitutes Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board of Directors of such Company at which the Executive may, at his election, be represented by counsel and at which he shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 15 days’ prior written notice to the Executive stating the intention of such Board to terminate the Executive for Cause and stating in detail the particular event or circumstance that such Board believes constitutes Cause for termination.

(b) Any Notice of Termination for Good Reason given by the Executive must be given within thirty days of the occurrence of the event or circumstance that constitutes Good Reason. The Executive shall cooperate in good faith with the Company, during the period from the date of delivery of such Notice of Termination to the Termination Date specified in such Notice of Termination, to correct each of such events and circumstances. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Termination Date specified in such Notice of Termination, each such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.

2.3. Excluded Termination. Notwithstanding any other provision of this Agreement, the Executive’s employment shall not be considered to be terminated for purposes of this Agreement if his employment is terminated without Cause by one, but not both, of the Companies, provided that the Executive’s compensation and benefits from the other Company immediately after such termination are at least equivalent in all material respects to the Executive’s combined compensation and benefits from both of the Companies immediately before such termination.

3. Benefits to Executive.

3.1. Termination Without Cause or for Good Reason. Subject to Section 6.1, if the Executive’s employment is terminated by the Companies without Cause or by the Executive for Good Reason, then, provided that the Executive has delivered to the Companies (and the applicable revocation period has expired with respect to) a signed general release substantially in the form attached hereto as Exhibit A (the “General Release”) during the 60 days following the Termination Date, the Companies shall pay to the Executive a lump sum in cash equal to the sum of:

(a)	the sum of (1) the Executive’s base salary through the Termination Date, (2) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and (3) any accrued vacation pay, in each case to the extent not previously paid;

(b)	an amount equal to one year of the Executive’s base salary as in effect immediately prior to the Termination Date;

(c)	an amount equal to twelve months of premiums for continued coverage under the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for medical, dental and vision plans at the same level of coverage by both Companies as in effect on the Termination Date; and

(d)	to the extent not previously paid or provided, any other amounts required to be paid or provided, or that the Executive is eligible to receive following the Executive’s termination of employment, under any plan, program, policy, practice, contract or agreement of the Companies and their affiliated companies.

The foregoing lump sum amount will be payable in the first payroll period after the General Release becomes irrevocable, provided that if Termination Date occurs on or after November 3 in a calendar year, the payment will be made no earlier than the first payroll period of the following calendar year that occurs at least thirty days after the Executive’s execution and non-revocation of the General Release (or such longer period as the Company may determine to be required by law).

3.2. Resignation Without Good Reason; Termination for Death or Disability. If the Executive voluntarily terminates his employment with either of the Companies during the Term, excluding a termination for Good Reason, or if the Executive’s employment with the Companies is terminated by reason of the Executive’s death or Disability during the Term, then the Companies shall pay or provide to the Executive (or the Executive’s estate, if applicable), to the extent not previously paid or provided:

(a)	within thirty days after the Termination Date, a lump sum in cash equal to the sum of (1) the Executive’s base salary through the Termination Date and (2) any accrued vacation pay; and

(b)	any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Companies and their affiliated companies, including any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon).

3.1. Termination for Cause. If the Companies terminate the Executive’s employment for Cause during the Term, then the Companies shall pay or provide to the Executive , to the extent not previously paid or provided:

(a)	within thirty days after the Termination Date, a lump sum in cash equal to the Executive’s base salary through the Termination Date; and

(b)	any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Companies and their affiliated companies, including any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon.

4. Disputes.

4.1. Claims. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively in accordance with Sections 4.2 and 4.3.

4.2. Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the state courts of Delaware and any federal court located in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or any federal court located in the State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The parties agree that service of process with respect to any suit, action or other proceeding arising out of or based upon this Agreement may be made by providing notice in accordance with Section 6.5.

4.3. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 4.3 HAS BEEN FULLY DISCUSSED AND CONSIDERED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

5. Successors.

5.1. Successor to Either Company. Each Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business or assets expressly to assume and agree to perform this Agreement to the same extent that such Company would be required to perform it if no such succession had taken place. Failure of either Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, “Company” shall mean a Company as defined above and any successor to its business or assets as aforesaid that assumes and agrees to perform this Agreement, by operation of law or otherwise.

5.2. Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

6. Miscellaneous.

6.1. Non-disclosure and Invention Agreement. The Executive acknowledges and reaffirms the Executive’s obligations reflected in the Non-disclosure and Inventions Agreement dated as of the date hereof. Notwithstanding any other provision of this Agreement, in the event the Executive is deemed by the Company to have violated such agreement, the Company shall provide notice to the Executive and, upon the deemed delivery of such notice pursuant to Section 6.5, all amounts payable or benefits to be provided by the Company under Section 3 shall no longer be due and payable or required to be provided.

6.2. Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended and the final Treasury regulations and guidance issued thereunder (“Section 409A”) and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A.

6.3. Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment with or impose on either of the Companies any obligation to retain the Executive as an employee. The Companies acknowledge that this Agreement does not prevent the Executive from terminating employment with both of the Companies at any time.

6.4. Employment by Subsidiary. Subject to Section 2.3, for purposes of this Agreement the Executive’s employment with either Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly owned subsidiary of ACM U.S.

6.5. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the parties at their addresses or e-mail addresses set forth on the signature page to this Agreement, or to such address or e-mail address as subsequently modified by written notice given by a party to the other parties in accordance with this Section 6.5. If notice is given to the Executive, a copy shall also be sent to                                                                                           , and if notice is given to either Company, a copy shall also be given to Mark L. Johnson (mark.johnson@klgates.com), K&L Gates LLP, One Lincoln Street, Boston, Massachusetts 02111.

6.6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.7. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflicts of law principles.

6.8. Waivers. No waiver by a party at any time of any breach of, or compliance with, any provision of this Agreement to be performed by such party shall be deemed a waiver of that or any other provision at any subsequent time.

6.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.10. Construction. For purposes of this Agreement:

(a) the titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement;

(b) unless otherwise indicated, any references in this Agreement to a Section refer to a Section of this Agreement;

(c) the word “including” as used in this Agreement shall not be construed so as to exclude any other thing not referred to or described;

(d) the word “or” is not exclusive;

(e) the definition given for any term in this Agreement shall apply equally to both the singular and plural forms of the term defined; and

(f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

6.11.

6.12. Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under any applicable law.

6.13. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

6.14. Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the parties.

6.15. Executive’s Acknowledgements. The Executive acknowledges that he:

(a)	has read understands the terms and consequences of this Agreement;

(b)	has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; and

(c)	understands that the law firm of K&L Gates LLP is acting as counsel to the Companies in connection with the transactions contemplated by this Agreement, and is not acting as counsel for the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ACM RESEARCH, INC.

By:	/s/ David H. Wang
David H. Wang
President and Chief Financial Officer

Address:
42307 Osgood Road, Suite 1
Fremont, California 94539
USA

ACM RESEARCH (SHANGHAI), INC.

By:	/s/ David H. Wang
David H. Wang
President and Chief Financial Officer

Address:
Building 4, No.1690
Cai Lun Road
Zhangjiang High-Tech Park
Shanghai 201203
P.R. China

MIN XU

/s/ Min Xu

Address:
11 Hillcrest Ave
Darien, CT 06820
U.S.A

Exhibit A

GENERAL RELEASE OF CLAIMS

This General Release of Claims dated as of                     , 20     (this “General Release”) is being executed by Min Xu (the “Executive”), for and in consideration of certain amounts payable under the Executive Retention Agreement (the “Agreement”) entered into between the Executive and ACM Research, Inc. and its subsidiary ACM Research (Shanghai), Inc. (each a “Company”), dated as of                     , 2016. The Executive agrees as follows:

The Executive, on behalf of the Executive and the Executive’s agents, heirs, executors, administrators, successors and assigns, hereby fully, forever, irrevocably and unconditionally releases, remises and discharges each Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that the Executive ever had or now has against the Released Parties, including, but not limited to, any and all claims arising out of or relating to the Executive’s employment with and/or separation from either Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Employee Order 11246, and Employee Order 11141, all as amended; all claims arising out of the [to come regarding other statutes], all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract, all claims to any non-vested ownership interest in either Company, contractual or otherwise, and any claim or damage arising out of the Executive’s employment with and/or separation from either Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that (a) nothing in this General Release prevents the Executive from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission[, to come] or a state fair employment practices agency (except that the Executive acknowledges that the Executive may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); and (b) this General Release does not include (i) any right to vested benefits to which the Executive may be entitled under any Company benefit plan; (ii) any rights the Executive may have under the terms of this General Release; (iii) any right to indemnification arising out of the Executive’s employment with either Company pursuant to any policy of insurance maintained by either Company; and (iv) any rights that the Executive has under the Agreement.

The Executive acknowledges that the Executive has been given at least 21 days to consider this General Release, and that each Company advised the Executive to consult with an attorney of the Executive’s own choosing prior to signing this General Release. The Executive understands that the Executive may revoke this General Release for a period of seven days after the Executive signs this General Release by notifying each Company’s chief executive officer, in writing, and this General Release shall not be effective or enforceable until the expiration of this seven-day revocation period. The Executive understands and agrees that by entering into this General Release, the Executive is waiving any and all rights or claims the Executive might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, [to come], and that the Executive has received consideration beyond that to which the Executive was previously entitled.

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year set forth above.

MIN XU

ACM RESEARCH, INC.

By:

Title:

ACM RESEARCH (SHANGHAI), INC.

By:

Title: